SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 7, 2010
Cardiovascular Systems, Inc.
(Exact name of Registrant as Specified in its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

000-52082	41-1698056
(Commission File Number)	(IRS Employer
Identification No.)
651 Campus Drive
St. Paul, Minnesota 55112-3495
(Address of Principal Executive Offices and Zip Code)
(651) 259-1600
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) Cash Incentive Compensation for Fiscal 2011
     On October 7, 2010, the Board of Directors of Cardiovascular Systems, Inc. (the “Company”), based upon the recommendation of its Compensation Committee, approved the Fiscal 2011 Executive Officer Annual Cash Incentive Compensation plan (the “Cash Incentive Plan”). Pursuant to the Cash Incentive Plan, the Company’s executive officers are eligible to receive cash incentive compensation for fiscal 2011 based on the Company’s achievement of revenue and adjusted EBITDA financial goals. Target bonus amounts are split evenly between these two goals. None of the executive officers is subject to individual goals under the Cash Incentive Plan. Target bonus levels as a percentage of base salary are 75% for the President and Chief Executive Officer and 50% for the other executive officers. Depending upon the Company’s performance against the goals, participants are eligible to earn 50% to 150% of their target bonus amount for adjusted EBITDA and 50% to 150% of their target bonus amount for revenue; however, in the event of extraordinary revenue performance above the goals set by the Board, the participants could receive incentive payments greater than 150% of their targets for the revenue goal based upon a formula established by the Board, with no maximum payout set under the Cash Incentive Plan. The plan criteria are the same for all of the executive officers.
     The Cash Incentive Plan also provides “management by objective” (MBO) targets related to certain predetermined FDA and product achievement milestones for the first six months and full year periods of fiscal 2011. Achievement of the MBO targets could result in additional cash bonuses to executive officers of 3.75% of their annual base salaries for each of the target periods. In addition to incentives under the Cash Incentive Plan, the Company’s Vice President of Sales and Vice President of Business Development are eligible to receive monthly sales commissions. The Board also has authority to grant additional discretionary cash bonuses of up to 10% of annual base salary for any executive officer.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: October 8, 2010

CARDIOVASCULAR SYSTEMS, INC.
By:	/s/ Laurence L. Betterley
Laurence L. Betterley
Chief Financial Officer